AMERIANA BANCORP'S NET INCOME FOR THE FOURTH QUARTER OF 2011
RISES TO $453,000 OR $0.15 PER SHARE

NEW CASTLE, Ind. (February 10, 2012) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced that net income for the fourth quarter of 2011 increased to $453,000, or $0.15 per basic and diluted share, from $102,000, or $0.03 per basic and diluted share, for the fourth quarter of 2010.  For 2011, Ameriana's net income increased to $1.1 million, or $0.38 per basic and diluted share, from $553,000, or $0.19 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report a solid finish to 2011 as net income reached the highest level of the year in the fourth quarter, capping 10 consecutive quarters of profitability for Ameriana.  Several factors contributed to the earnings momentum we witnessed as the year came to an end, including moderate, but steady improvements in credit quality, as the migration of loans to non-performing status slowed.  Net charge-offs on loans remained high in the fourth quarter as we continued to work though problem loans and reduce the overall level of non-performing loans (NPLs), but we were able to offset these higher credit costs by recognizing further gains from our securities portfolio as well as gains on the sale of other real estate owned (OREO).  Overall, the progress we have achieved in our loan portfolio has been encouraging."  The Company recorded $213,000 in security gains in the fourth quarter of 2011, along with $120,000 of net gains on OREO.

"We also were encouraged to see signs in the fourth quarter of increased optimism among business customers regarding the economic outlook, which resulted in a pick-up in demand for business lending in December," Gassen continued.  "We are cautiously optimistic that this increased business lending will lead to further overall economic strengthening.  However, we recognize that several overarching issues could still dampen the apparent recovery and thereby affect our future outlook.  The most significant of these is the health of the housing market, and while we are hopeful that overall credit quality will continue to improve, the housing market to date remains the weakest sector of the economy and continues to have the greatest bearing on the future level of NPLs and our efforts to dispose of OREO.  Also, with the increase in business activity, it remains unclear how the current ongoing low interest rate environment will ultimately affect the yield curve; a flattening of the curve would likely pressure margins.

"Despite these challenges, we remain hopeful that the signs of increasing stability we saw in our operations during 2011 will continue in the future, barring significant disruptions in the national or global economies, as Ameriana and the industry attempt to return to a more normalized credit environment," Gassen added.  "As we continue on this path, our focus remains on asset quality, earnings growth and internally generated capital."

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ASBI Reports Fourth Quarter 2011 Results

February 10, 2012

Ameriana Bancorp's net interest margin on a fully tax-equivalent basis was 3.75% for the fourth quarter of 2011, up six basis points from the third quarter of 2011 and down three basis points versus the fourth quarter of 2010. The fourth quarter increase in the net interest margin compared with the prior quarter reflected relatively stable yields on earning assets coupled with lower deposit costs.  For 2011, net interest margin increased 10 basis points to 3.73% compared with 3.63% for 2010, primarily as a result of a reduction in the Company's average funding cost.

The Bank recorded a provision for loan losses of $515,000 and net charge-offs of $612,000 for the fourth quarter of 2011, which resulted in an allowance for loan losses to total loans ratio of 1.30% at December 31, 2011, down from 1.39% at September 30, 2011, and 1.33% at December 31, 2010.  NPLs at the end of the fourth quarter totaled $8.8 million, reflecting a slight decrease from the linked quarter and a 22% decrease from $11.2 million at December 31, 2010.  NPLs were 2.8% of total loans at December 31, 2011, down from 3.0% at the end of the third quarter of 2011 and 3.5% at December 31, 2010.

Ameriana's loan portfolio increased $13.1 million or 4.3% on a linked-quarter basis as commercial loan demand strengthened in December.  Residential mortgage lending also increased in the fourth quarter, reflecting continued customer refinancing and an increase in new home purchase activity.

Total deposits declined $5.6 million or 1.6% on a linked-quarter basis, primarily as a result of $8.4 million of brokered certificates of deposit either maturing or being called and redeemed by the Bank, and a $4.0 million net outflow of retail certificate of deposit balances.  These declines were partially offset by an increase of $5.9 million in checking, savings and money market accounts, reflecting the Bank's ongoing focus on core deposits as well as a preference among customers for greater liquidity.  Total deposits at December 31, 2011, declined $728,000 or 0.2% from year-end 2010, as all brokered certificates of deposit, which totaled $10.4 million at the beginning of 2011, either matured or were called and redeemed during the year.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Fourth Quarter 2011 Results

February 10, 2012

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Interest income	$4,532	$4,881	$18,794	$19,985
Interest expense	1,091	1,439	4,870	6,574
Net interest income	3,441	3,442	13,924	13,411
Provision for loan losses	515	555	1,385	1,933
Net interest income after provision for loan losses	2,926	2,887	12,539	11,478
Other income	1,682	1,250	5,628	5,650
Other expense	4,066	4,109	17,004	16,817
Income before income taxes	542	28	1,163	311
Income tax (benefit)	89	(74)	21	(242)
Net income	$453	$102	$1,142	$553

Earnings per share:
Basic	$0.15	$0.03	$0.38	$0.19
Diluted	$0.15	$0.03	$0.38	$0.19

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.04	$0.04

Net interest margin (fully tax-equivalent basis)	3.75%	3.78%	3.73%	3.63%

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ASBI Reports Fourth Quarter 2011 Results

February 10, 2012

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
Total assets	$429,791	$431,183	$429,657
Cash and cash equivalents	9,709	26,440	11,747
Investment securities available for sale	43,847	40,535	38,608
Loans receivable	316,641	303,576	316,927
Allowance for loan losses	4,132	4,229	4,212
Loans, net	312,509	299,347	312,715
Allowance for loan losses as a percentage of loans receivable	1.30%	1.39%	1.33%
Non-performing loans	$8,828	$9,055	$11,247
Allowance for loan losses as a percentage of non-performing loans	46.8%	46.7%	37.4%
Deposits:
Non-interest-bearing	$40,197	$39,846	$34,769
Interest-bearing	297,053	303,040	303,209
	337,250	342,886	337,978

Borrowed funds	$49,810	$45,810	$51,810
Shareholders' equity	34,505	34,201	33,251
Book value per share	11.54	11.44	11.12

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.23%	8.84%	8.93%
Tier 1 risk-based capital ratio	12.32%	12.37%	11.86%
Total risk-based capital ratio	13.58%	13.64%	13.11%